EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Kilroy Realty Corporation on Form S-3 of our report dated February 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Kilroy Realty Corporation’s change in accounting for the impairment or disposal of long-lived assets to conform to the statement of Financial Standards No. 144, “Impairment or Disposal of Long-Lived Assets”) appearing in the Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

April 3, 2003